Exhibit 99


                   Sears Reports First Quarter 2004 Results

    HOFFMAN ESTATES, Ill., April 21 /PRNewswire-FirstCall/ -- Sears, Roebuck and Co. (NYSE: S) today reported a net loss before the cumulative effect of a change in accounting principle of $20 million, or $0.09 per share on an average base of 220.4 million common equivalent shares, for the first quarter ended April 3, 2004, compared with net income of $192 million, or $0.60 per share on an average base of 318.1 million common equivalent shares in the first quarter of 2003. The prior year quarterly results include the results of the domestic Credit and Financial Products and National Tire & Battery businesses divested in the fourth quarter of 2003.
    The company's first quarter 2004 results include a previously announced one-time, non-cash, after-tax charge of $839 million, or $3.81 per share, for the cumulative effect of a change in accounting principle related to its pension and post-retirement medical benefit plans. Effective Jan. 4, 2004, the company began recognizing experience gains and losses related to its domestic pension and post-retirement plans on a more current basis. The charge represents the recognition of unamortized experience losses at the beginning of 2004 in accordance with the new accounting method. Net loss after the effect of the cumulative effect of this accounting change was $859 million, or $3.90 per share for the first quarter of 2004.
    "Overall, the quarter met our expectations with both revenues and earnings within our previously communicated guidance," said Chairman and CEO Alan J. Lacy.

    Domestic
    The Domestic segment, which includes all domestic retail formats as well as the company's corporate functions, reported an operating loss of $39 million for the first quarter of 2004, compared with operating income of $299 million in the first quarter of 2003. The prior year results included operating income of $399 million and $6 million, respectively, from the divested domestic Credit and Financial Products and National Tire & Battery businesses.
    Merchandise sales and services revenues for the first quarter were $6.8 billion, as compared to $6.7 billion in the prior year period. Prior year revenues include $100 million attributable to the National Tire & Battery business. Increases in several key full-line store home group categories coupled with approximately $33 million earned under the company's long-term alliance with Citigroup contributed to this overall increase. Overall, domestic comparable store sales increased 1.6 percent in the first quarter of 2004. In the home group, strong growth in lawn and garden and tool businesses as well as growth in home electronics were somewhat offset by comparable store sales declines in apparel.
    "Our sales performance in the first quarter was mixed," Lacy said. "Our strong assortment and value proposition drove improved home group comparable store sales, while we were disappointed not to fully participate in the industry-wide improvement in apparel sales."
    The gross margin rate for the quarter increased to 26.8 percent in the current year from 26.4 percent in the prior year primarily due to the income from revenues earned under the long-term alliance with Citigroup.
    Selling and administrative expenses for the first quarter were $1.6 billion, which included a $30 million curtailment gain related to previously announced changes to the company's retiree medical benefits offered to employees under the age of forty. The prior year selling and administrative expenses of $1.8 billion include approximately $240 million related to divested businesses.
    Interest of $49 million for the first quarter included $38 million attributable to interest related to the legacy debt of the former Credit and Financial Products business and debt retirement costs.

    Sears Canada
    Sears Canada reported an operating loss of $2 million for the first quarter of 2004, compared with operating income of $10 million in the first quarter of 2003, primarily due to a $12 million charge recorded within selling and administrative expenses in the first quarter of 2004 related to the company's decision to license Sears Canada's Auto Centers to three tire retailers and other restructuring activities.
    Revenues for the first quarter increased to $1.0 billion, compared with $843 million in the prior year quarter due to the effects of foreign exchange as well as increased sales across most formats.
    The gross margin rate declined to 28.8 percent in the current year quarter from 30.1 percent in the prior year, due to a number of factors including a change in sales mix and increased promotional activity. Selling and administrative expenses as percentage of revenues increased to 28.2 percent in the current year quarter from 27.3 percent.

    Share Repurchase Program
    During the first quarter of 2004, the company repurchased 18.6 million common shares at a total cost of approximately $852 million, or an average price of $45.69 per share. As of April 3, 2004, the company had remaining authorization to repurchase approximately $726 million of common shares by Dec. 31, 2006, under its existing share repurchase program approved by the
Sears board of directors in October 2003.   The remaining shares may be
purchased in the open market, through self-tender offers or through privately negotiated transactions. Timing will depend on prevailing market conditions, alternative uses of capital and other factors.

    Financial Position
    As a result of the sale of the domestic Credit and Financial Products business in November 2003 and related liability management actions, the company's domestic term debt position has been reduced to $3.5 billion as of the end of the current fiscal year quarter, down from $23.7 billion at the prior year quarter end and $5.3 billion at year end. The company retired
$1.8 billion of domestic term debt in the first quarter of 2004 and expects to retire an additional $800 million by year-end 2004. The company paid $1.3 billion for income taxes in the first quarter of 2004 associated with the sale of its domestic Credit and Financial Products business.

    Outlook
    The company anticipates second quarter earnings per share to be between $0.78 and $0.83. The outlook assumes second quarter comparable store sales to be flat or up slightly. For the full year, the company remains on track with its expectation of earnings per share, before the cumulative effect of change in accounting principle, between $3.60 and $3.80. This includes the negative carrying cost of approximately $0.20 to $0.25 per share on the company's remaining legacy debt related to its former Credit and Financial Products business. The second quarter and full year earnings per share exclude any effects that may result from our ongoing efforts to streamline the organization to improve efficiency and effectiveness.

    Forward-Looking Statements
    This release contains guidance on second quarter and full-year 2004 revenues and earnings per share and our expectations regarding additional debt retirement. These statements are forward-looking statements based on assumptions about the future that are subject to risks and uncertainties, and actual results may differ materially from the results projected in the forward-looking statements. Risks and uncertainties that may cause actual results to differ materially include competitive conditions in retail and related services industries; changes in consumer confidence and spending; the success of the full-line store strategy and other strategies; the possibility that the company will identify new business and strategic options for one or more of its business segments, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; Sears' ability to integrate and operate Lands' End successfully; the successful integration of Sears' retail businesses with Citigroup's operation of the Credit and Financial Products business, which involves significant training and the integration of complex systems and processes; the outcome of pending legal proceedings; anticipated cash flow; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in the company's pension plan; changes in interest rates; volatility in financial markets; changes in the company's debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

    Webcast
    Sears will webcast its first quarter earnings conference call at 10:30 a.m. EDT/9:30 a.m. CDT today. Investors and the media are invited to listen to the call through the company's website at http://www.sears.com/investors, under "Presentations & Audio Archives." Software necessary to listen to the webcast (Windows Media or Real Player) can be downloaded from the webcast site. Downloading the software may take up to 22 minutes with a 56k modem. A telephone replay of the call will be available beginning at approximately 1:00 p.m. EDT/12:00 noon CDT today. The replay number is 1-800-253-1052, access code: 7239. A replay of the conference call will also be available on the company's website at http://www.sears.com/investors, under "Presentations & Audio Archives."

    About Sears
    Sears, Roebuck and Co. is a leading broadline retailer providing merchandise and related services. With revenues in 2003 of $41.1 billion, the company offers its wide range of home merchandise, apparel and automotive products and services through more than 2,300 Sears-branded and affiliated stores in the U.S. and Canada, including approximately 870 full-line stores and 1,100 specialty stores in the U.S. Sears also offers a variety of merchandise and services through sears.com, landsend.com, and specialty catalogs. Sears is the only retailer where consumers can find each of the Kenmore, Craftsman, DieHard and Lands' End brands together - among the most trusted and preferred brands in the U.S. The company is the largest provider of product repair services with more than 14 million service calls made annually.


    SEARS, ROEBUCK AND CO.
    CONSOLIDATED INCOME

                                                   For the 13 Weeks Ended
                                              April 3, 2004 and March 29, 2003

    (millions, except earnings per common share)     2004              2003

    REVENUES
      Merchandise sales and services                $7,703            $7,474
      Credit and financial products revenues            91             1,406
         Total revenues                              7,794             8,880

    COSTS AND EXPENSES
      Cost of sales, buying and occupancy            5,621             5,474
      Selling and administrative                     1,894             2,110
      Provision for uncollectible accounts              16               483
      Depreciation and amortization                    228               225
      Interest, net                                     76               279
         Total costs and expenses                    7,835             8,571

    Operating (loss)/ income                           (41)              309
    Other income, net                                   16                 1

    (Loss)/ income before income taxes,
     minority interest and cumulative
     effect of change in accounting principle          (25)              310

    Income tax benefit/(expense)                         9              (115)

    Minority interest                                   (4)               (3)

    (Loss)/ income before cumulative effect
     of change in accounting principle                 (20)              192

    Cumulative effect of change in
     accounting principle                             (839)                -

    NET (LOSS)/ INCOME                              $ (859)           $  192

    (LOSS)/ EARNINGS PER COMMON SHARE

      Basic
        (Loss)/ earnings per share before
         cumulative effect of change in
         accounting principle                       $(0.09)           $ 0.60

        Cumulative effect of change in
         accounting principle                       $(3.81)           $    -

        (Loss)/ earnings per share                  $(3.90)           $ 0.60

      Diluted
        (Loss)/ earnings per share before
         cumulative effect of change in
         accounting principle                       $(0.09)           $ 0.60

        Cumulative effect of change in
         accounting principle                       $(3.81)           $    -

        (Loss)/ earnings per share                  $(3.90)           $ 0.60


      Average common equivalent shares
       outstanding                                   220.4             318.1



    SEARS, ROEBUCK AND CO.
    CONSOLIDATED BALANCE SHEET

        (millions)
                                             April 3,  March 29,  January 3,
                                               2004       2003       2004
     Assets
       Current assets
         Cash and cash equivalents          $ 4,235    $ 3,846    $ 9,057
         Domestic credit card receivables         -     29,558          -
         Sears Canada credit card
          receivables                         1,897      1,719      1,998
           Less allowance for
            uncollectible accounts               40      1,843         42
           Net credit card receivables        1,857     29,434      1,956
         Other receivables                      489        716        733
         Merchandise inventories, net         5,609      5,730      5,335
         Prepaid expenses, deferred
          charges and other current assets      774        708        407
         Deferred income taxes                  689        790        708
           Total current assets              13,653     41,224     18,196

       Property and equipment, net            6,603      6,794      6,788
       Deferred income taxes                    256        621        378
       Goodwill                                 943        942        943
       Tradenames and other intangible
        assets                                  709        703        710
       Other assets                             555      1,124        708
           Total assets                     $22,719    $51,408    $27,723

     Liabilities
       Current liabilities
         Short-term borrowings              $   864    $ 6,775    $ 1,033
         Current portion of long-term
          debt and capitalized lease
          obligations                         1,531      3,909      2,950
         Merchandise payables                 2,864      2,685      3,106
         Income taxes payable                   581        555      1,867
         Other liabilities                    2,362      3,216      2,950
         Unearned revenues                    1,270      1,209      1,244
         Other taxes                            485        445        609
           Total current liabilities          9,957     18,794     13,759

       Long-term debt and capitalized
        lease obligations                     4,066     22,021      4,218
       Pension and postretirement benefits 1,656 2,414 1,956 Minority interest and other
        liabilities                           1,374      1,245      1,389
           Total liabilities                 17,053     44,474     21,322

     Commitments and Contingent Liabilities

     Shareholders' Equity
       Common shares                            323        323        323
       Capital in excess of par value         3,518      3,503      3,519
       Retained earnings                     10,716      8,617     11,636
       Treasury stock - at cost              (8,759)    (4,458)    (7,945)
       Deferred ESOP expense                    (19)       (41)       (26)
       Accumulated other comprehensive loss    (113)    (1,010)    (1,106)
           Total shareholders' equity         5,666      6,934      6,401
           Total liabilities and
            shareholders' equity            $22,719    $51,408    $27,723

           Total common shares outstanding    212.7      317.1      230.4



    SEARS, ROEBUCK AND CO.
    Segment Income Statements
    (millions)

    For the 13 Weeks Ended April 3, 2004 and March 29, 2003

                                             Domestic       Sears Canada
                                           2004     2003*    2004     2003

    Merchandise sales and services        $6,789   $6,707  $  914     $767
    Credit and financial products
     revenues                                  -    1,330      91       76

    Total revenues                         6,789    8,037   1,005      843

    Costs and expenses
       Cost of sales, buying and
        occupancy                          4,970    4,938     651      536
       Selling and administrative          1,611    1,880     283      230
       Provision for uncollectible
        accounts                               -      471      16       12
       Depreciation and amortization         198      198      30       27
       Interest, net                          49      251      27       28
              Total costs and expenses     6,828    7,738   1,007      833

    Operating (loss) income               $  (39)  $  299  $   (2)    $ 10

    Foreign exchange rate (quarterly
     average)                                              0.7593   0.6578



    SEARS, ROEBUCK AND CO.
    Segment Income Statements
    (millions)

    For the 13 Weeks Ended April 3, 2004 and March 29, 2003

                                                           Consolidated
                                                     2004               2003

    Merchandise sales and services                  $7,703             $7,474
    Credit and financial products revenues              91              1,406

    Total revenues                                   7,794              8,880

    Costs and expenses
        Cost of sales, buying and occupancy          5,621              5,474
        Selling and administrative                   1,894              2,110
        Provision for uncollectible accounts            16                483
        Depreciation and amortization                  228                225
        Interest, net                                   76                279
              Total costs and expenses               7,835              8,571

    Operating (loss) income                         $  (41)            $  309


    Net (loss)/ income before cumulative
     effect of change in accounting principle       $  (20)            $  192

    Cumulative effect of change in
     accounting principle                           $ (839)            $    -

    Net (loss)/ income                              $ (859)            $  192

    EPS - Diluted                                   $(3.90)            $ 0.60

       Average shares o/s                            220.4              318.1



    * Domestic segment detail for the 13 weeks ended March 29, 2003


                                  Retail &    Credit &
                                  Related    Financial   Corporate &   Total
                                  Services   Products      Other      Domestic

    Merchandise sales and services  $6,644    $    -        $ 63       $6,707
    Credit and financial products
     revenues                            -     1,330           -        1,330

    Total revenues                   6,644     1,330          63        8,037

    Costs and expenses
      Cost of sales, buying and
       occupancy                     4,914         -          24        4,938
      Selling and administrative     1,561       218         101        1,880
      Provision for uncollectible
       accounts                          -       471           -          471
      Depreciation and amortization    183         4          11          198
      Interest, net                      9       242           -          251
              Total costs
               and expenses          6,667       935         136        7,738

    Operating (loss) income         $  (23)   $  395        $(73)      $  299



    SEARS, ROEBUCK AND CO.
    SUPPLEMENTAL INFORMATION - INVENTORY, STORE COUNT AND SUMMARY OF SIGNIFICANT ITEMS

    ($ in millions, except earnings per share)

    Domestic Inventories:

                                April 3,      March 29,    January 3,
                                  2004          2003          2004

                    -LIFO        $4,980        $5,170        $4,728
                    -FIFO        $5,560        $5,784        $5,308



    Domestic Retail Stores:
                                April 3,      March 29,    January 3,
                                 2004           2003           2004

      Full-line                   872            870            871
      Specialty                 1,103          1,304          1,105
      Lands' End                   16             15             16
              Total             1,991          2,189          1,992


    Summary of Significant Items:
                                  For the 13 Weeks        For the 13 Weeks
                                 Ended April 3, 2004     Ended March 29, 2003

                                            Earnings                 Earnings
                                 Pretax    Per Share     Pretax     Per Share

       As Reported                $(25)     $(3.90)       $310        $0.60

       Significant items:
        Cumulative effect of
         change in accounting
         for retirement plans        -        3.81           -            -

        Curtailment gain on
         medical plans             (30)      (0.09)          -            -

        Negative carry related
         to Credit legacy debt
         and related debt
         retirement costs           38        0.11           -            -


       Proforma effects on the prior
        year:
        Divested Businesses
           As reported               -           -        (405)       (0.80)
           Zero-percent financing
            costs                    -           -          56         0.12
           Proforma revenues earned
            under Citigroup
            alliance                 -           -          32         0.07
           Total divested
            businesses               -           -        (317)       (0.61)

        Retirement plan accounting
         change (1)                  -           -          11         0.02

       Adjusted*                  $(17)     $(0.07)       $  4        $0.01

       Average common equivalent
        shares outstanding                   220.4                    318.1


       * The adjustments to pretax earnings and earnings per share to remove the effects of the change in accounting for retirement plans and the results of operations of the divested businesses provide a better presentation of the results of the ongoing operations of the company.

       (1) Represents the effect on the 13 weeks ended March 29, 2003 assuming that the change in accounting for retirement plans occurred at the beginning of fiscal 2003.


SOURCE  Sears, Roebuck and Co.
    -0-                             04/21/2004
    /CONTACT:  Media, Edgar P. McDougal, +1-847-286-9669, or Investor, Scott
A. Bohaboy, +1-847-286-7419, both of Sears, Roebuck and Co./
    /Web site:  http://www.sears.com /
    (S)

CO:  Sears, Roebuck and Co.
ST:  Illinois
IN:  REA
SU:  ERN CCA